Exhibit 15


December 22, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We are aware that our reports dated May 17, 1999, May 24, 1999, August 12, 1999 and November 10, 1999 on our review of interim financial information of UniSource Energy Corporation and its subsidiaries (the Company) and Tucson Electric Power Company and its subsidiaries (TEP) as of and for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999 and included in the Company's and TEP's quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in this Registration Statement on Form S-3.

Very truly yours,

/s/ PricewaterhouseCoopers LLP